FBEC Worldwide Inc.

RESOLUTION FROM THE BOARD OF DIRECTORS

The undersigned, being members of the Board of Directors of FBEC Worldwide Inc., a Wyoming Corporation, do hereby declare and state that they consent to and hereby adopt the following resolutions and/or the following actions:

RESOLVED:  According to the Board of Director meeting on May 1, 2015, the Board unanimously agreed to do the following:

In accordance with the Amendment NO. 1 to the Employment Agreement for Robert Sand, Chairman and CEO, the Company is obligated to issue 150,000,000 of common stock. Therefore, the Company authorizes Securities Transfer Corporation to issue 150,000,000 Restricted Common Shares in the name of Robert Sand.

Pursuant to the request of S&L Capital, LLC, the Board has authorized the conversion of 8,999 Preferred Series-A Stock to Restricted Common Stock pursuant the conversion features as stated in the Articles of Incorporation. There will be a 12 month maturity date of the restricted common stock effective May 1, 2016. S&L Capital, LLC agrees to allow the company the right of first refusal to prepay the common stock and retire the restricted common shares back to the treasury on or before the maturity date. According to the Articles of Incorporation, the shares of Preferred Stock created hereby shall be designated the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 10,000, par value $.001, with a stated value of $100 per preferred share. The Series A Preferred Stock shall rank senior to the all other classes of Preferred Stock as to dividends, distributions or as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary. Subject to and upon compliance with the provisions with the holders of the shares of Series A Preferred Stock shall be entitled, at their option, at any time to convert all or any such shares of Series A Preferred Stock into a number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100,000th of a share) of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing (x) $100 by (y) the average of the closing bid price for the 10 days prior to the conversion request or requirement of the  Company’s Common Stock.  This formula is referred to as the “Conversion Formula”. Therefore, the company authorizes Securities Transfer Corporation to convert 8,999 shares of Preferred Series-A shares to  53,406,528 restricted Common shares in the name of S&L Capital, LLC.

I certify that the Corporation is duly organized and existing and has the power to take action called for by the above Resolution dated May 1, 2015.

Acknowledged by:

Robert S. Sand, CEO	Michael Wilcox, Director

● 1621 Central Avenue  ●  Cheyenne, WY 82001  (714) 330-3798